Exhibit 99.1

Spansion Moves to New York Stock Exchange

SUNNYVALE, Calif., June 21, 2010 /PRNewswire via COMTEX News Network/ — Spansion Inc. (NYSE Amex: CODE), a leading provider of Flash memory solutions, announced today that it has received authorization to list its common stock on the New York Stock Exchange (NYSE). Spansion anticipates that trading will begin on or about June 23, 2010 under the symbol “CODE.” Spansion is transitioning to NYSE after trading on NYSE Amex since May 18, 2010.

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“We are proud of the company’s turnaround over the past year and joining other leading companies on the New York Stock Exchange is an important next step,” said John Kispert, president and CEO, Spansion.

Spansion has notified the NYSE Amex that it will voluntarily delist its common stock from the NYSE Amex. The last day of trading of the Company’s common stock on the NYSE Amex is expected to be on or about June 22, 2010. Until the Company’s common stock begins trading on the NYSE, the Company’s common stock will remain trading on the NYSE Amex under the existing symbol “CODE.”

About Spansion

Spansion’s (NYSE Amex: CODE) technology is at the heart of electronics systems, powering everything from the internet of today to the smart grid of tomorrow, positively impacting people’s daily lives at work and play. Spansion’s broad Flash memory product portfolio, smart innovation and industry leading service and support are enabling customers to achieve greater efficiency and success in their target markets. For more information, visit http://www.spansion.com.

Spansion(R), the Spansion logo, MirrorBit(R), MirrorBit(R) Eclipse(TM), ORNAND(TM), EcoRAM(TM) and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

SOURCE Spansion Inc.

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